EXHIBIT 21

LIST OF SUBSIDIARIES

ACUITY BRANDS, INC.

Subsidiary or Affiliate	Principal Location	State or Other Jurisdiction of Incorporation or Organization

Acuity Brands Servicios S.A. de C.V.	Tultitlan, Mexico City	Mexico

Acuity Enterprise, Inc.	Atlanta, Georgia	Delaware

Acuity Holdings, Inc.	Montreal, Quebec, Canada	Canada

Acuity Insurance (Bermuda) Ltd.	Hamilton, Bermuda	Bermuda

Acuity Lighting Group, Inc.	Atlanta, Georgia	Delaware

Acuity Puerto Rico, Inc.	Atlanta, Georgia	Delaware

Acuity Specialty Products Group, Inc.	Atlanta, Georgia	Delaware

Acuity Unlimited, Inc.	Atlanta, Georgia	Delaware

C&G Carandini SA	Barcelona, Spain	Spain

Castlight de Mexico, S.A. de C.V.	Matamoros, Tamaulipas	Mexico

Graham International B.V.	Bergen op Zoom, Holland	Netherlands

Holophane S.A. de C.V.	Tultitlan, Mexico City	Mexico

Holophane Alumbrado Iberica S.r.l.	Barcelona, Spain	Spain

Holophane Canada, Inc.	Richmond Hill, Ontario	Canada

Holophane Europe Ltd.	Milton Keynes, England	United Kingdom

Holophane Lichttechnik GmbH	Düsseldorf, Germany	Germany

Holophane Lighting Ltd.	Milton Keynes, England	United Kingdom

HSA Acquisition Corporation	Atlanta, Georgia	Ohio

ID Limited	Douglas, Isle of Man	Isle of Man

Lithonia Lighting Mexico S.A. de C.V.	Monterrey, Nuevo Leon	Mexico

Lithonia Lighting Servicios S.A. de C.V.	Monterrey, Nuevo Leon	Mexico

Luxfab Ltd.	Milton Keynes, England	United Kingdom

NSI Leasing, Inc.	Atlanta, Georgia	Delaware

Precede Enterprises, Inc.	Atlanta, Georgia	Delaware

Productos Lithonia Lighting de Mexico, S.A. de C.V.	Monterrey, Nuevo Leon	Mexico

Zep Benelux B.V. (formerly Kem Europa B.V.)	Bergen op Zoom, Holland	Netherlands

Zep Belgium S.A.	Brussels, Belgium	Belgium

Zep Europe B.V.	Bergen op Zoom, Holland	Netherlands

Zep Industries B.V.	Bergen op Zoom, Holland	Netherlands

Zep Italia S.r.l.	Aprilia, Italy	Italy

Zep Manufacturing B.V.	Bergen Op Zoom, Holland	Netherlands